    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 2003


                                                     REGISTRATION NO. 333-100648
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                 POST-EFFECTIVE

                                AMENDMENT NO. 2


                                       ON


                                    FORM S-3

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                 SCANSOFT, INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

              DELAWARE                             3577                          94-3156479
  (State or other jurisdiction of      (Primary Standard Industrial           (I.R.S. Employer
   incorporation or organization)      Classification Code Number)         Identification Number)

                                 SCANSOFT, INC.
                               9 CENTENNIAL DRIVE
                               PEABODY, MA 01960
                                 (978) 977-2000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------

                                  DAVID GERTH
                            CHIEF FINANCIAL OFFICER
                                 SCANSOFT, INC.
                               9 CENTENNIAL DRIVE
                               PEABODY, MA 01960
                                 (978) 977-2000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
           WITH COPIES OF ALL ORDERS, NOTICES AND COMMUNICATIONS TO:

      KATHARINE A. MARTIN                KEITH L. JOHNSON                    ROY LARSON
         ROBERT SANCHEZ                CHIEF LEGAL COUNSEL                 SENIOR COUNSEL
WILSON SONSINI GOODRICH & ROSATI        STATE OF WISCONSIN               XEROX CORPORATION
    PROFESSIONAL CORPORATION             INVESTMENT BOARD               800 LONG RIDGE ROAD
       650 PAGE MILL ROAD             121 EAST WILSON STREET             STAMFORD, CT 06904
      PALO ALTO, CA 94304               MADISON, WI 53702                  (203) 968-4528
         (650) 493-9300                   (608) 266-2381

                             ---------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                 SCANSOFT, INC.
                        9,000,000 SHARES OF COMMON STOCK

                             ---------------------

     The common stock being registered by this prospectus (the "Shares") may be sold from time to time by three of our current stockholders (the "Registering Stockholders").


     The resale of the Shares is not being underwritten. The registration statement of which this prospectus is a part was originally declared effective on February 10, 2003 (the "Registration Statement"). We filed post-effective amendments to the Registration Statement on June 20, 2003 and October 16, 2003 to update the information contained in the Registration Statement and this prospectus. The Registering Stockholders may sell or distribute the Shares, from time to time depending on market conditions and other factors, through underwriters, dealers, brokers or other agents, or directly to one or more purchasers. The offering price may be the market price prevailing at the time of sale or a privately negotiated price. We will not receive any of the proceeds from the sale of the Shares. However, we are paying substantially all expenses incidental to their registration.


                             ---------------------


     Our common stock is quoted on the Nasdaq National Market under the symbol "SSFT." On October 14, 2003, the last reported sale price of our common stock was $5.53 per share.


                             ---------------------


     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS TO READ ABOUT RISKS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.


                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


                The date of this prospectus is October 16, 2003.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    3
Forward-Looking Statements..................................   12
Trademarks and Other Information............................   12
Use of Proceeds.............................................   13
Selling Stockholders........................................   13
Plan of Distribution........................................   15
Legal Matters...............................................   17
Experts.....................................................   17
Incorporation of Certain Information by Reference...........   17
Where You Can Find More Information.........................   18

                               PROSPECTUS SUMMARY


     You should read the following summary together with the more detailed information concerning our company and the common stock being registered appearing elsewhere in this prospectus. Because this is only a summary, you should read the rest of this prospectus before you invest in our common stock. Read this entire prospectus carefully, especially the risks described under "Risk Factors."


                                    SCANSOFT


     We are a leading provider of software that allows users to convert speech, documents and images into information used within digital applications. Our products and technologies automate manual processes and help enterprises, professionals and consumers increase productivity, reduce costs and save time. Our products are built upon speech and digital capture technologies, and are sold as solutions into the financial, legal, healthcare, government, telecommunications and automotive industries. Our speech technologies transform speech into text and text into speech, and enable the voice control of hardware and software applications. Our digital capture technologies transform text and images into digital documents and information.



     Our software is delivered as independent applications or as technology included by others into larger integrated systems, such as enabling voice control within customer service call centers or enabling document conversion capabilities within networked digital copiers. Our speech solutions automatically create documents from speech, transform text into synthesized speech, and enable seamless interaction with hardware and software systems simply by speaking. Our digital capture solutions eliminate the need to manually reproduce documents, automate the integration of documents into business systems, and enable the use of electronic documents and forms within XML, Internet, mobile and other business applications. Our products and technologies deliver a measurable return on investment to our customers.



     Our technologies are based on complex mathematical formulas, which require large amounts of linguistic and image data, acoustic models and recognition techniques. A significant investment in capital and time would be necessary to replicate our current capabilities, and we continue to build upon our leadership position. Our speech technology has industry-leading recognition accuracy, provides natural sounding synthesized speech in 20 languages, and supports a broad range of hardware platforms and operating systems. Our digital capture technology is recognized as the most accurate in the industry, with rates as high as 99.8%, and supports more than 100 languages. Our technologies are covered by more than 300 patents or patent applications.



     We have established relationships with more than 2,000 resellers, including leading system vendors, independent software vendors, value-added resellers and distributors, through which we market and distribute our products and solutions. In speech, companies such as Cisco, Dictaphone, Lucent, GSL and Microsoft embed our technologies into telecommunications systems, as well as automotive, PC or multimedia applications. In digital capture, companies such as Brother, Canon, Hewlett-Packard, Visioneer and Xerox include our technology in digital copiers, printers and scanners, as well as multifunction devices that combine these capabilities. In addition, companies such as Corel, Kofax, Lockheed Martin, Microsoft and Symantec embed our digital capture technology into their commercial software applications. Each of these listed companies is one of our five largest revenue producing OEM customers, in their respective category, for the year ended December 31, 2002. We also maintain an extensive network of value-added resellers to address the needs of specific markets, such as financial, legal, healthcare and government. We sell our applications to enterprises, professionals and consumers through major independent distributors that deliver our products to computer superstores, consumer electronic stores, mail order houses, office superstores and eCommerce Web sites.



     ScanSoft, Inc. was incorporated as Visioneer, Inc. in March 1992 and through December 1998, developed and sold scanner hardware and software products. On January 6, 1999, Visioneer sold the hardware business and the Visioneer brand name to Primax Electronics, Ltd., and on March 2, 1999, Visioneer acquired ScanSoft, in a cash election merger, from Xerox Corporation. The corporate entity

"Visioneer" survived the merger, but changed its name to "ScanSoft, Inc." In addition, Visioneer changed the ticker symbol for its common stock that trades on the Nasdaq National Market, to "SSFT."


     On August 11, 2003, we acquired all of the outstanding stock of SpeechWorks International, Inc. ("SpeechWorks"), a leading provider of software products and professional services that enable enterprises, telecommunications carriers and government organizations to offer automated, speech-activated services over any telephone, in exchange for 0.860 of a share of our common stock for each outstanding share of SpeechWorks stock. This transaction resulted in the issuance of approximately 32.5 million shares of our common stock, representing approximately 33% of our outstanding common stock after the completion of the acquisition.



     The acquisition of SpeechWorks enhances our ability to promote our products and comprehensively address the needs of the system integrators in the United States telephony markets. The addition of SpeechWorks' professional services organization will enable us to support major accounts, channel partners and telecommunications firms, as well as deliver complete solutions. In addition, the acquisition enhances our strengths in key vertical markets, including multiple deployments in travel/hospitality, financial services and government, thereby expanding our market share in these key markets and expertise in developing applications and solutions for these industries.



     The intellectual property we acquired from SpeechWorks represents a complete portfolio of technologies for distributed conversational user interface applications. These technologies include SpeechWorks 6.5 and OpenSpeech, recognition engines running on servers for network based applications, and Speechify, a server based text-to-speech product for telephony applications. In addition, SpeechWorks has a number of recognition and synthesis technologies for embedded speech applications, which run in automobiles, mobile telephones and other devices with processing power or memory limitations.



     The acquisition of Speechworks also augments our speech research and development capabilities by adding an experienced application development team. The SpeechWorks team has significant accumulated expertise in developing tools and techniques to produce telephony call center applications.


     We maintain executive offices and principal facilities at 9 Centennial Drive, Peabody, MA 01960. Our telephone number is (978) 977-2000. We maintain a web site at www.ScanSoft.com.

                             ---------------------

                                  RISK FACTORS

     You should carefully consider the risks described below before making your decision to invest in our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we do not currently believe are important to an investor may also harm our business operations. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, our business, financial condition or our results of operations could be seriously harmed. If that happens, the trading price of our common stock could decline and you may lose part or all of the value of any shares held by you.

RISKS RELATING TO OUR BUSINESS

  OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS AND SEASONALITY. IF WE FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS, OUR SHARE PRICE MAY DECREASE SIGNIFICANTLY.

     Our revenue and operating results have fluctuated in the past and may not meet the expectations of securities analysts or investors in the future. If this occurs, the price of our common stock would likely decline. Factors that may cause fluctuations in our operating results include the following:

     - slowing sales by our distribution and fulfillment partners to their customers, which may place pressure on these partners to reduce purchases of our products;

     - volume, timing and fulfillment of customer orders;

     - customers delaying their purchase decisions in anticipation of new versions of products;

     - customers delaying, canceling or limiting their purchases as result of the threat or results of terrorism or military actions taken by the United States or its allies;

     - introduction of new products by us or our competitors;

     - seasonality;

     - reduction in the prices of our products in response to competition or market conditions;

     - returns and allowance charges in excess of recorded amounts;

     - timing of significant marketing and sales promotions;

     - increased expenditures incurred pursuing new product or market opportunities;

     - inability to adjust our operating expenses to compensate for shortfalls in revenue against forecast;

     - demand for products; and

     - general economic trends as they affect retail and corporate sales.

     Due to the foregoing factors, among others, our revenue and operating results are difficult to forecast. Our expense levels are based in significant part on our expectations of future revenue. Therefore, our failure to meet revenue expectations would seriously harm our business, operating results, financial condition and cash flows. Further, an unanticipated decline in revenue for a particular quarter may disproportionately affect our profitability because a relatively small amount of our expenses are intended to vary with our revenue in the short term.

  WE HAVE A HISTORY OF LOSSES. WE MAY INCUR LOSSES IN THE FUTURE.


     We sustained recurring losses from operations in each reporting period through December 31, 2001. We reported a net loss of $(2.6) million and net income of $0.1 million in the quarters ended June 30, 2003 and March 31, 2003 and net income of $6.3 million for the fiscal year ended December 31, 2002, respectively. If we are unable to return to profitability, the market price for our stock may decline, perhaps substantially.

  OUR BUSINESS COULD BE HARMED IF WE DO NOT SUCCESSFULLY MANAGE THE INTEGRATION OF THE BUSINESSES THAT WE ACQUIRE, INCLUDING OUR RECENTLY COMPLETED ACQUISITION OF SPEECHWORKS.



     As part of our business strategy, we have in the past acquired, and expect to continue to acquire, other businesses and technologies. Our recent acquisitions of the speech and language technology operations of Lernout & Hauspie Speech Products N.V. and certain of its affiliates, including L&H Holdings USA, Inc. (collectively, L&H) and the Speech Processing Telephony and Voice Control business units from Philips required substantial integration and management efforts. Our recently completed acquisition of SpeechWorks International, Inc., will pose similar, and potentially greater, challenges. Acquisitions of this nature involve a number of risks, including:



     - difficulty in transitioning and integrating the operations and personnel of the acquired businesses;



     - potential disruption of our ongoing business and distraction of management;



     - potential difficulty in successfully implementing, upgrading and deploying in a timely and effective manner new operational information systems and upgrades of our finance, accounting and product distribution systems;



     - difficulty in incorporating acquired technology and rights into our products and technology;



     - unanticipated expenses and delays in completing acquired development projects and technology integration;



     - management of geographically remote units both in the United States and internationally;



     - impairment of relationships with partners and customers;



     - entering markets or types of businesses in which we have limited experience; and



     - potential loss of key employees of the acquired company.



     As a result of these and other risks, we may not realize anticipated benefits from our acquisitions. Any failure to achieve these benefits or failure to successfully integrate acquired businesses and technologies could seriously harm our business. The size of the SpeechWorks acquisition significantly increases both the scope and consequences of our integration risks.



  OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED AS A RESULT OF PURCHASE ACCOUNTING TREATMENT, AND THE CORRESPONDING IMPACT OF AMORTIZATION OF OTHER INTANGIBLES RELATING TO OUR RECENTLY COMPLETED ACQUISITION OF SPEECHWORKS, IF THE RESULTS OF THE COMBINED COMPANY DO NOT OFFSET THESE ADDITIONAL EXPENSES.



     Under accounting principles generally accepted in the United States of America, ScanSoft will account for the acquisition of SpeechWorks using the purchase method of accounting. Under purchase accounting, ScanSoft will record the market value of its common stock issued in connection with the acquisition and the amount of direct transaction costs as the cost of acquiring SpeechWorks. ScanSoft will allocate that cost to the individual assets acquired and liabilities assumed, including various identifiable intangible assets such as acquired technology, acquired trade names, and acquired customer relationships and assumed above-market lease liabilities based on their respective fair values. Intangible assets generally will be amortized over a four to ten year period. The amount of purchase price allocated to goodwill will be approximately $119 million and the amount allocated to identifiable intangible assets will be approximately $14 million. Goodwill is not subject to amortization but is subject to at least an annual impairment analysis, which may result in an impairment charge if the carrying value exceeds its implied fair value. If other identifiable intangible assets were amortized in equal quarterly amounts over a six-year period following completion of the acquisition of SpeechWorks, the accounting charge attributable to these items would be approximately $0.6 million per quarter and $2.3 million per fiscal year. As a result, purchase accounting treatment of the acquisition could decrease net income for ScanSoft in the foreseeable future, which could have a material and adverse effect on the market value of ScanSoft common stock.

  THE COMBINED COMPANY WILL BE MANAGED BY A MANAGEMENT TEAM CONSISTING OF CURRENT SCANSOFT AND SPEECHWORKS EXECUTIVES, AND THIS MANAGEMENT TEAM MAY UNDERTAKE A STRATEGY AND BUSINESS DIRECTION WHICH IS DIFFERENT FROM THAT WHICH WOULD BE UNDERTAKEN BY SCANSOFT'S CURRENT MANAGEMENT TEAM.



     The new management team of the combined company will consist of certain current ScanSoft and SpeechWorks executives. The manner in which the new management team conducts the business of the combined company, and the direction in which the new management team moves the business, may differ from the manner and direction in which the current management of either ScanSoft or SpeechWorks would direct the combined or separate companies on a stand-alone basis. Such control by the new management team, together with the effects of future market factors and conditions, could ultimately evolve into an integration and business strategy that, when implemented, differs from the strategy and business direction currently recommended by ScanSoft's or SpeechWorks' current respective management and board of directors. The new management team, and any change in business or direction, may not improve, and could adversely impact, the combined company's financial condition and results of operations.



  A LARGE PART OF OUR REVENUE IS DEPENDENT ON CONTINUED DEMAND FOR OUR PRODUCTS FROM OEM PARTNERS. A SIGNIFICANT REDUCTION IN OEM REVENUE WOULD SERIOUSLY HARM OUR BUSINESS, RESULTS OF OPERATIONS, FINANCIAL CONDITION AND STOCK PRICE.


     Many of our technologies are licensed to partners that incorporate our technologies into solutions that they sell to their customers. The commercial success of these licensed products depends to a substantial degree on the efforts of these licensees in developing and marketing products incorporating our technologies. The integration of our technologies into their products takes significant time, effort and investment, and products incorporating our technologies may not be successfully implemented or marketed by our licensees.


     OEM revenue represented 34% and 35% of our consolidated revenue for the year ended December 31, 2002 and for the six months ended June 30, 2003, respectively. A select few of our OEM partners account for a majority of our OEM revenues. Our partners are not required to continue to bundle or embed our software, and they may choose the software products of our competitors in addition to, or in place of, our products. A significant reduction in OEM revenue would seriously harm our business, results of operations, financial condition and our stock price.


  SPEECH TECHNOLOGIES MAY NOT ACHIEVE WIDESPREAD ACCEPTANCE BY BUSINESSES, WHICH COULD LIMIT OUR ABILITY TO GROW OUR SPEECH BUSINESS.

     The market for speech technologies is relatively new and rapidly evolving. Our ability to increase revenue in the future depends in large measure on acceptance by both our customers and the end users of speech technologies in general and our products in particular. The continued development of the market for our current and future speech solutions will also depend on the following factors:

     - widespread deployment and acceptance of speech technologies;

     - consumer demand for speech-enabled applications;

     - development by third-party vendors of applications using speech technologies; and

     - continuous improvement in speech technology.


     Sales of our speech products would be harmed if the market for speech software does not continue to develop or develops more slowly than we expect, and, consequently, our business could be harmed.


  WE HAVE GROWN AND MAY CONTINUE TO GROW THROUGH ACQUISITIONS, WHICH MAY RESULT IN SIGNIFICANT INTANGIBLE ASSETS, DILUTION OF OUR EXISTING STOCKHOLDERS, USE OF CASH AND OTHER RISKS.


     We have made several significant acquisitions over the last two years, including the purchase of certain businesses and intellectual property from Philips and the recently completed acquisition of SpeechWorks on August 11, 2003, and may acquire additional complementary assets, technologies or businesses in the future. Our past acquisitions have given rise to, and future acquisitions may result in, substantial levels of intangible assets that will be amortized or subject to impairment analyses in future years, and our future results will be adversely affected if we do not achieve benefits from these acquisitions commensurate with amortization and potential impairment charges. For example, our acquisition of Caere Corporation included a substantial write-off of acquired in-process research and development costs, and this also may occur as a result of other acquisitions.



     In connection with the Caere and the L&H acquisitions, we issued 19.0 million and 7.4 million shares of our common stock respectively, and in connection with the SpeechWorks acquisition, we issued 32.5 million shares of our common stock. We may continue to issue equity securities for future acquisitions and working capital purposes that could dilute our existing stockholders. In connection with the L&H acquisition, we issued a promissory note for $3.5 million. Under the terms of the Philips acquisition, we paid 3.1 million euros in cash at closing, subject to adjustment in accordance with the provisions of the purchase agreement, as amended, and agreed to pay an additional 1.0 million euros in cash prior to December 31, 2003, issued a 5.0 million euro note due December 31, 2003 and bearing 5.0% interest per annum and issued a $27.5 million three-year, zero-interest subordinated debenture, convertible at any time at Philips' option into shares of our common stock at $6.00 per share. Future acquisitions may also require us to expend significant funds or incur debt. If we expend funds or incur additional debt, our ability to obtain financing for working capital or other purposes could decrease.



  SALES OF OUR DOCUMENT AND PDF CONVERSION PRODUCTS AND OUR DIGITAL PAPER MANAGEMENT PRODUCTS REPRESENTED APPROXIMATELY 51% AND 42%, RESPECTIVELY, OF OUR REVENUE FOR THE YEAR ENDED DECEMBER 31, 2002 AND FOR THE SIX MONTHS ENDED JUNE 30, 2003. ANY REDUCTION IN REVENUE FROM THESE PRODUCT AREAS COULD SERIOUSLY HARM OUR BUSINESS.



     Historically, a few product areas have generated a substantial portion of our revenues. For the year ended December 31, 2002, our document and PDF conversion products represented approximately 39% of our revenue and our digital paper management products represented approximately 12% of our revenue. For the six months ended June 30, 2003, our document and PDF conversion products represented approximately 25% of our revenue, and our digital paper management products represented approximately 17% of our revenue. A significant reduction in the revenue contribution from these product areas could seriously harm our business, results of operations, financial condition, cash flows and stock price.


  THE PROTECTION OF OUR PROPRIETARY TECHNOLOGY AND INTELLECTUAL PROPERTY IS KEY TO OUR SUCCESS.

     We rely heavily on our proprietary technology, trade secrets and other intellectual property. Unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and we may not be able to protect our technology from unauthorized use. Additionally, our competitors may independently develop technologies that are substantially the same as or superior to our technologies. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. Although the source code for our proprietary software is protected both as a trade secret and as a copyrighted work, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Litigation, regardless of the outcome, can be very expensive and can divert management efforts.

  THIRD PARTIES HAVE CLAIMED AND MAY CLAIM IN THE FUTURE THAT WE ARE INFRINGING THEIR INTELLECTUAL PROPERTY. WE COULD BE EXPOSED TO SIGNIFICANT LITIGATION OR LICENSING EXPENSES OR BE PREVENTED FROM SELLING OUR PRODUCTS IF SUCH CLAIMS ARE SUCCESSFUL.


     Like other technology companies, from time to time, we are subject to claims that we or our customers may be infringing or contributing to the infringement of the intellectual property rights of others. We may be unaware of intellectual property rights of others that may cover some of our technologies and products. If it appears necessary or desirable, we may seek licenses for these intellectual property rights. However, we may not be able to obtain licenses from some or all claimants, the terms of any offered licenses may not be acceptable to us, and we may not be able to resolve disputes without litigation. Any litigation regarding intellectual property could be costly and time-consuming and could divert the attention of our management and key personnel from our business operations. In the event of a claim of intellectual property infringement, we may be required to enter into costly royalty or license agreements. Third parties claiming intellectual property infringement may be able to obtain injunctive or other equitable relief that could effectively block our ability to develop and sell our products.



     On August 11, 2003, we acquired all of the outstanding stock of SpeechWorks International, Inc. ("SpeechWorks"), a leading provider of software products and professional services that enable enterprises, carriers and government organizations to offer automated, speech-activated services over any telephone, in exchange for 0.860 of a share of our common stock for each outstanding share of SpeechWorks stock. On July 15, 2003, Elliott Davis filed an action against SpeechWorks in the United States District Court for the Western District for New York (Buffalo) claiming patent infringement. Damages are sought in an unspecified amount. In the lawsuit, Davis alleges that SpeechWorks is infringing United States Patent No. 4,802,231 entitled "Pattern Recognition Error Reduction System" (the " '231 Patent"). The '231 Patent generally discloses techniques for a pattern recognition system and method wherein errors are reduced by creating independent error templates which correspond to patterns which tend to be erroneously matched and linked error templates which are linked to specified reference templates which are stored for comparison. Although SpeechWorks has several products in the speech recognition technology field, we believe that the products do not infringe the '231 Patent because SpeechWorks does not use the claimed techniques. We filed an Answer and Counterclaim to Davis's Complaint on August 25, 2003. We believe this claim has no merit, and we intend to defend the action vigorously.



     On November 27, 2002, AllVoice Computing plc filed an action against us in the United States District Court for the Southern District of Texas claiming patent infringement. Damages are sought in an unspecified amount. In the lawsuit, AllVoice alleges that we are infringing United States Patent No. 5,799,273 entitled "Automated Proofreading Using Interface Linking Recognized Words to Their Audio Data While Text Is Being Changed" (the " '273 Patent"). The '273 Patent generally discloses techniques for manipulating audio data associated with text generated by a speech recognition engine. Although we have several products in the speech recognition technology field, we believe that these products do not infringe the '273 Patent because, in addition to other defenses, our products do not use the claimed techniques. We filed an Answer on December 23, 2002. We believe this claim has no merit, and we intend to defend the action vigorously.



     On December 28, 2001, we were sued for patent infringement by the Massachusetts Institute of Technology and Electronics For Imaging, Inc. We were one of more than 200 defendants named in this suit. Damages are sought in an unspecified amount. We filed an Answer and Counterclaim on June 28, 2002. We believe this claim has no merit, and we intend to defend this action vigorously.



     On August 16, 2001, we were sued by Horst Froessl for patent infringement. Damages are sought in an unspecified amount. We filed an Answer and Counterclaim on September 19, 2001. We believe this claim has no merit, and we intend to defend the action vigorously.



     We believe that the final outcome of the current litigation matters described above will not have a significant adverse effect on our financial position and results of operations and we believe that we will not be required to expend a significant amount of resources defending such claims. However, should we not prevail in these litigation matters of if we are required to expend a significant amount of resources defending such claims, our operating results, financial position and cash flows could be adversely impacted. If any third parties are successful in intellectual property infringement claims against us, we may be subject to significant damages or injunctions and our operating results and financial position could be harmed.

  THE MARKETS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE AND RAPIDLY CHANGING. WE MAY BE UNABLE TO COMPETE SUCCESSFULLY AGAINST NEW ENTRANTS AND ESTABLISHED COMPANIES WITH GREATER RESOURCES.



     There are a number of companies that develop or may develop products that compete in our targeted markets; however, there is no one company that competes with us in all of our product areas. The individual markets in which we compete are highly competitive, and are rapidly changing. Within digital capture, we compete directly with ABBYY, I.R.I.S. and NewSoft. Within speech, we compete with AT&T, IBM and Nuance Communications, among others. Vendors such as Adobe and Microsoft offer solutions that can be considered alternatives to some of our solutions. In addition, a number of smaller companies produce technologies or products that are in some markets competitive with our solutions. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the ability of their technologies to address the needs of our prospective customers.


     The competition in these markets could adversely affect our operating results by reducing the volume of the products we sell or the prices we can charge. Some of our current or potential competitors have significantly greater financial, technical and marketing resources than we do. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than we do. The price and performance of our products and technologies may not be superior relative to the products of our competitors. As a result, we may lose competitive position, which loss could result in lower prices, fewer customer orders, reduced revenue, reduced gross margins and loss of market share. Our products and technologies may not achieve market acceptance or sell at favorable prices, which could hurt our revenue, results of operations and the price of our common stock.

     Some of our customers, such as Microsoft, have developed or acquired products or technologies that compete with our products and technologies. These customers may give higher priority to the sale of these competitive products or technologies. To the extent they do so, market acceptance and penetration of our products, and therefore our revenue, may be adversely affected.

     Our success will depend substantially upon our ability to enhance our products and technologies and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing customer requirements and incorporate technological advancements. If we are unable to develop new products and enhance functionalities or technologies to adapt to these changes, or are unable to realize synergies among our acquired products and technologies, our business will suffer.

  OUR SOFTWARE PRODUCTS MAY HAVE BUGS, WHICH COULD RESULT IN DELAYED OR LOST REVENUE, EXPENSIVE CORRECTION, LIABILITY TO OUR CLIENTS AND CLAIMS AGAINST US.

     Complex software products such as ours may contain errors, defects or other software bugs. Defects in the solutions or products that we develop and sell to our customers could require expensive corrections and result in delayed or lost revenue, adverse client reaction and negative publicity about us or our products and services. Customers who are not satisfied with any of our products could bring claims against us for damages, which, even if unsuccessful, would likely be time-consuming to defend, and could result in costly litigation and payment of damages. Such claims could harm our financial results and competitive position.

  WE RELY ON A SMALL NUMBER OF DISTRIBUTION AND FULFILLMENT PARTNERS, INCLUDING 1450, DIGITAL RIVER, INGRAM MICRO AND TECH DATA, TO DISTRIBUTE MANY OF OUR PRODUCTS. ANY DISRUPTION IN THESE CHANNELS COULD HARM OUR RESULTS OF OPERATIONS.


     Our products are sold through, and a substantial portion of our revenue is derived from, a network of over 2000 channel partners, including value-added resellers, computer superstores, consumer electronic stores, mail order houses, office superstores and eCommerce Web sites. We rely on a small number of distribution and fulfillment partners, including 1450, Digital River, Ingram Micro and Tech Data to serve this network of channel partners. For the year ended December 31, 2002, two distribution and fulfillment partners, Ingram Micro and Digital River, accounted for 25% and 17% of our consolidated revenue, respectively. During the six-month period ended June 30, 2003, Ingram Micro and Digital River accounted for 22% and 15% of our consolidated revenue, respectively. A disruption in these distribution and fulfillment partner relationships could negatively affect our results of operations in the short term. Any disruption for which we are unable to compensate could have a more sustained impact on our results of operations.


  A SIGNIFICANT PORTION OF OUR ACCOUNTS RECEIVABLE IS CONCENTRATED AMONG OUR THREE LARGEST DISTRIBUTION AND FULFILLMENT PARTNERS, INGRAM MICRO, INC., TECH DATA CORPORATION, AND DIGITAL RIVER, INC.


     Our products are sold through, and a substantial portion of our accounts receivable is derived from, three distribution and fulfillment partners. At June 30, 2003, Ingram Micro, Tech Data and Digital River represented 10%, 3% and 8% of our net accounts receivable, respectively. At December 31, 2002, Ingram Micro, Tech Data and Digital River represented 16%, 11% and 9%, of our net accounts receivable, respectively. In addition, although we perform ongoing credit evaluations of our distribution and fulfillment partners' financial condition and maintain reserves for potential credit losses, we do not require collateral. While, to date, such losses have been within our expectations, we cannot assure you that these actions will be sufficient to meet future contingencies. If any of these distribution and fulfillment partners were unable to pay us in a timely fashion or if we were to experience significant credit losses in excess of our reserves, our results of operations, cash flows and financial condition would be seriously harmed.


  A SIGNIFICANT PORTION OF OUR REVENUE IS DERIVED FROM SALES IN EUROPE AND ASIA. OUR RESULTS COULD BE HARMED BY ECONOMIC, POLITICAL, REGULATORY AND OTHER RISKS ASSOCIATED WITH THESE AND OTHER INTERNATIONAL REGIONS.


     Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. We anticipate that revenue from international operations will represent an increasing portion of our total revenue. Reported international revenue for the year ended December 31, 2002 and June 30, 2003, represented 27% and 28% of our consolidated revenue for those periods, respectively. Most of these international revenues are produced by sales in Europe and Asia. A number of our OEM partners distribute their products throughout the world and do not provide us with the geographical dispersion of their products. However, based on an estimate that factors our OEM partners' geographical revenue mix to our revenue generated from these OEM partners, international revenue would have represented approximately 33% and 36% of our consolidated revenue for the year ended December 31, 2002 and June 30, 2003, respectively.



     Therefore, in addition to risks to our business based on a potential downturn in the world economy, a region-specific downturn affecting countries in Western Europe and/or Asia could have a negative effect on our future results of operations.



     In addition, some of our products are developed and manufactured outside the United States. A significant portion of the development and manufacturing of our speech products are completed in Belgium, and a significant portion of our digital capture research and development is conducted in Hungary. In addition, in connection with the Philips acquisition, we have added an additional research and development location in Germany. Our future results could be harmed by a variety of factors associated with international sales and operations, including:



     - changes in a specific country's or region's political or economic conditions.



     - trade protection measures and import or export licensing requirements imposed by the United States or by other countries;



     - negative consequences from changes in applicable tax laws;



     - difficulties in staffing and managing operations in multiple locations in many countries;



     - difficulties in collecting trade accounts receivable in other countries; and



     - less effective protection of intellectual property.

  WE ARE EXPOSED TO FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES.


     Because we have international subsidiaries and distributors that operate and sell our products outside the United States, we are exposed to the risk of changes in foreign currency exchange rates or declining economic conditions in these countries. We generally do not engage in hedging transactions to manage our exposure to currency fluctuations. However, in connection with the Philips acquisition, on January 30, 2003, we entered into a forward hedge in the amount of $5.3 million to meet our obligation to pay a 5.0 million euro promissory note issued to Philips as part of the acquisition. Our exposure to currency rate fluctuations could affect our results of operations and cash flows.

  IF WE ARE UNABLE TO ATTRACT AND RETAIN TECHNICAL AND OPERATIONAL PERSONNEL, OUR BUSINESS COULD BE HARMED.

     If any of our key employees were to leave, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any successor obtains the necessary training and experience. Our employment relationships are generally at-will and we have had key employees leave in the past. We cannot assure you that one or more key employees will not leave in the future. We intend to continue to hire additional highly qualified personnel, including software engineers and operational personnel, but we may not be able to attract, assimilate or retain qualified personnel in the future. Any failure to attract, integrate, motivate and retain these employees could harm our business.


  WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS, WHICH COULD DISCOURAGE OR PREVENT A TAKEOVER, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.



     Provisions of our amended and restated certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:



     - a preferred shares rights agreement;



     - authorized "blank check" preferred stock;



     - prohibiting cumulative voting in the election of directors;



     - limiting the ability of stockholders to call special meetings of stockholders;



     - requiring that all stockholder actions be taken at meetings of our stockholders; and



     - establishing advance notice for nominations of directors and for stockholder proposals.

RISKS RELATING TO THIS OFFERING

 FUTURE SALES OF OUR COMMON STOCK BY CERTAIN OF OUR STOCKHOLDERS COULD CAUSE OUR STOCK PRICE TO DECREASE.

     Upon the effectiveness of this registration statement, the 9,000,000 shares registered hereby will be freely tradable. If the Registering Stockholders were to sell a significant portion of their shares, or investors become concerned about the possibility of substantial sales, the market price of our common stock could decrease.

  THE STOCKHOLDINGS OF OUR TWO LARGEST STOCKHOLDERS MAY ENABLE THEM TO INFLUENCE MATTERS REQUIRING STOCKHOLDER APPROVAL.


     As of September 30, 2003, Xerox beneficially owned approximately 12.0% of our outstanding common stock, including warrants exercisable for up to 525,732 shares of our common stock and 3,562,238 shares of our outstanding Series B Preferred Stock, each of which is convertible into one share of our common stock. The number of shares of common stock issuable upon exercise of the Xerox warrant may increase in accordance with a formula defined in the warrant agreement. The State of Wisconsin Investment Board (SWIB) is our second largest stockholder, owning approximately 11.5% of our common stock as of September 30, 2003. Because of their large holdings of our capital stock relative to other stockholders, Xerox and SWIB, acting individually or together, could have a strong influence over matters requiring approval by our stockholders.


  THE MARKET PRICE OF OUR COMMON STOCK HAS BEEN AND MAY CONTINUE TO BE SUBJECT TO WIDE FLUCTUATIONS.


     Our stock price historically has been and may continue to be volatile. Various factors contribute to the volatility of our stock price, including, for example, quarterly variations in our financial results, new product introductions by us or our competitors and general economic and market conditions. While we cannot predict the individual effect that these factors may have on the market price of our common stock, these factors, either individually or in the aggregate, could result in significant volatility in our stock price during any given period of time. Moreover, companies that have experienced volatility in the market price of their stock often are subject to securities class action litigation. If we were the subject of such litigation, it could result in substantial costs and divert management's attention and resources.

                           FORWARD-LOOKING STATEMENTS


     This prospectus and the documents that we incorporate by reference into this prospectus contain forward-looking statements. These forward-looking statements include predictions regarding:


     - our revenue, earnings, cash flow and liquidity;

     - our strategy relating to speech and language technologies;


     - our expectations regarding our acquisition of SpeechWorks and our acquisition of certain assets from Philips;


     - the potential of future product releases;

     - our product development plans and investments in research and development;


     - future acquisitions;


     - international operations and localized versions of our products;


     - cost savings arising from our 2002 and 2003 restructuring actions; and


     - legal proceedings and litigation matters.

     You can identify these and other forward-looking statements by the use of words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "continue" or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.

     Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in this prospectus under the heading "Risk Factors." All forward-looking statements included in this document are based on information available to us on the date hereof. We assume no obligation to update any forward-looking statements.

                        TRADEMARKS AND OTHER INFORMATION


     You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized anyone to provide you with information different from that which is incorporated by reference or contained in this prospectus. The Registering Stockholders may offer to sell, and seek offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "ScanSoft," "we," "us," and "our" refer to ScanSoft, Inc., its predecessors and its consolidated subsidiaries.


     ScanSoft(R), Dragon NaturallySpeaking(R), OmniForm(R), OmniPage(R), TextBridge(R), Pagis(R), PaperPort(R) and PaperPort Deluxe(R) are registered trademarks of ScanSoft, Inc. RealSpeak(TM), AudioMining(TM), MediaIndexer(TM), Capture Development System(TM) and PaperPortOnline(TM) are trademarks of ScanSoft, Inc. Each trademark, trade name, or service mark of any other company appearing in this prospectus belongs to its holder.

     Information contained on our web site or any other web sites identified in this prospectus is not part of this prospectus. All Web site addresses listed in this prospectus are intended to be inactive, textual references only.

                                USE OF PROCEEDS



     We will not receive any of the proceeds from the sale by the Registering Stockholders of the shares offered by this prospectus.


                              SELLING STOCKHOLDERS

XEROX CORPORATION


     The shares of common stock to be sold by Xerox pursuant to this prospectus were issued in connection with our acquisition of ScanSoft (then an indirect wholly owned subsidiary of Xerox) in March 1999. In the ScanSoft acquisition, Xerox also was issued 3,562,238 shares of non-voting Series B Preferred Stock and a ten-year warrant, which at December 31, 2002 was exercisable for the purchase of up to 525,732 shares of our common stock. At September 30, 2003, Xerox owned approximately 12% of our outstanding common stock and all of our outstanding Series B Preferred Stock.



     In addition to its share holdings in us, we have entered into multiple non-exclusive agreements with Xerox in which we grant Xerox the royalty-bearing right to copy and distribute certain versions of our software programs with Xerox's multifunction peripherals. Xerox accounted for 5%, 11% and 12% of total net revenues during each of the years ended December 31, 2002, 2001 and 2000, respectively, amounting to $5.1 million, $7.2 million and $6.0 million, respectively. As of December 31, 2002 and 2001, Xerox owed us $1.5 million and $1.8 million, respectively, pursuant to these agreements, which are included in accounts receivable. We believe that the terms of our agreements with Xerox are no more favorable than those with unrelated parties. Additionally, Herve J. Gallaire, Senior Vice President and Chief Technology Officer of Xerox, served as one of our directors from June 27, 2001 until September 25, 2002.


     Other than as described above, Xerox has not had any position, office, or other material relationship within the past three years with us or any of our predecessors or affiliates.

STATE OF WISCONSIN INVESTMENT BOARD

     The shares of common stock to be sold by SWIB pursuant to this prospectus were issued and sold in a private placement by us pursuant to a Share Purchase Agreement dated as of December 13, 2001, between our company and SWIB. Other than SWIB's share holdings, SWIB has not had any position, office, or other material relationship within the past three years with us or any of our predecessors or affiliates.

SF CAPITAL PARTNERS, LTD.

     The shares of common stock to be sold by SF Capital Partners Ltd. ("SF Capital") pursuant to this prospectus were issued and sold in a private placement by us pursuant to the Share Purchase Agreement dated as of April 12, 2002, between our company and SF Capital. Other than the SF Capital's share holdings, SF Capital has not had any position, office, or other material relationship within the past three years with us or any of our predecessors or affiliates.


     The aggregate number of shares of common stock included in this prospectus that may be resold are summarized in the table below. All of the shares are issued and outstanding as of September 30, 2003.



                                      NUMBER OF SHARES    NUMBER OF SHARES     NUMBER OF SHARES
                                     BENEFICIALLY OWNED    REGISTERED FOR    OWNED AFTER SALE OF
NAME OF REGISTERING STOCKHOLDER      PRIOR TO OFFERING        SALE(1)        REGISTERED SHARES(2)
-------------------------------      ------------------   ----------------   --------------------
Xerox Corporation(3)...............      11,853,602          4,500,000             7,353,602
State of Wisconsin Investment
  Board(4).........................      11,439,000          3,500,000             7,939,000
SF Capital Partners Ltd............       1,000,000          1,000,000                     0
                                         ----------          ---------            ----------
  Total............................      24,292,602          9,000,000            15,292,602
                                         ==========          =========            ==========

---------------

(1) This prospectus and the Registration Statement of which it is a part also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

(2) The number presented assumes the sale of all of the shares covered by this prospectus and that each party acquires no additional shares of common stock.


(3) Based upon 99,102,000 shares outstanding as of September 30, 2003, Xerox currently owns approximately 12.0% of our outstanding common stock and after the sale of all of the shares registered hereby would own approximately 7.4% of our outstanding common stock. All shares are owned of record by Xerox Imaging Systems, Inc., a wholly-owned subsidiary of Xerox Corporation.



(4) Based upon 99,102,000 shares outstanding as of September 30, 2003, SWIB currently owns approximately 11.5% of our outstanding common stock and after the sale of all the shares registered hereby would own approximately 8.0% of our outstanding common stock.

                              PLAN OF DISTRIBUTION

     We are registering all of the Shares on behalf of the Registering Stockholders. All of the Shares were issued by us in private placement transactions. We will receive no proceeds from this offering. The Registering Stockholders may sell or distribute the Shares, from time to time depending on market conditions and other factors, through underwriters, dealers, brokers or other agents, or directly to one or more purchasers. We are paying substantially all expenses incidental to their registration. The Registering Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Registering Stockholders may effect such transactions by selling the shares to or through broker-dealers. The Shares may be sold by one or more of, or a combination of, the following:

     - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

     - an exchange distribution in accordance with the rules of such exchange,

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

     - in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Registering Stockholders may arrange for other broker-dealers to participate in the re-sales. In connection with distributions of such shares or otherwise, the Registering Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the Registering Stockholders. The Registering Stockholders may also sell our common stock short and redeliver the shares to close out such short positions. The Registering Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Registering Stockholders may also pledge such shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of such pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any such shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     In effecting sales, brokers, dealers or agents engaged by the Registering Stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Registering Stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We will pay all reasonable expenses incident to the registration of the Shares other than any commissions and discounts of underwriters, dealers or agents.

     In order to comply with the securities laws of certain states, if applicable, the Shares being registered hereby must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states such Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance thereof.

     We have agreed to indemnify the Registering Stockholders and persons controlling the Registering Stockholders against certain liabilities, including liabilities under the Securities Act of 1933. The Registering Stockholders have agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act of 1933.

     We have agreed with the Registering Stockholders to keep this Registration Statement effective until the earlier of (i) the date on which the Shares may be resold by the Registering Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) when all of the Shares have been sold pursuant to the Registration Statement.

                                 LEGAL MATTERS


     The validity of the shares registered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Katharine A. Martin, one of our directors, is a member of Wilson, Sonsini, Goodrich & Rosati. Aggregate fees and costs billed to us during the year ended December 31, 2002 by Wilson Sonsini Goodrich & Rosati, our primary outside corporate and securities counsel, were approximately $935,000. We believe that the services performed by Wilson Sonsini Goodrich & Rosati were provided on terms no more favorable than those with unrelated parties.


                                    EXPERTS


     The financial statements of ScanSoft, Inc. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 incorporated by reference in this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The combined balance sheets of Philips Speech Processing Telephony and Voice Control (a division of Royal Philips Electronics N.V.) as of December 31, 2002 and 2001, and the related combined statements of operations and comprehensive loss, changes in the net investment of the Philips Group, and cash flows for each of the years in the two-year period ended December 31, 2002, incorporated by reference herein have been incorporated by reference in reliance upon the report of KPMG Accountants N.V., Eindhoven, The Netherlands, independent accountants, upon the authority of said firm as experts in auditing and accounting.



     The audited historical financial statements of SpeechWorks International, Inc. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included on page 1 of Exhibit 99.2 of ScanSoft Inc.'s Current Report on Form 8-K/A dated October 16, 2003 incorporated in this prospectus by reference to ScanSoft Inc.'s Current Report on Form 8-K/A have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE



     The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we have made and will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act. All filings by us pursuant to the Securities Exchange Act after the date of the initial registration statement and prior to the termination of the offering shall also be deemed to be incorporated by reference into this prospectus. The previously filed documents we incorporated by reference into this prospectus are:



     (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;



     (b) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;



     (c) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;



     (d) Our Current Report on Form 8-K/A filed on October 16, 2003;



     (e) Our Current Report on Form 8-K filed August 22, 2003;



     (f) Our Current Report on Form 8-K/A filed June 20, 2003;



     (g) Our Current Report on Form 8-K/A filed March 24, 2003;



     (h) Our Current Report on Form 8-K filed February 14, 2003; and

     (i) The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the Commission on October 20, 1995, including any amendments or reports filed for the purpose of updating such description.



     We will furnish to you without charge upon your request a copy of any of the documents incorporated in this prospectus by reference, other than the exhibits to those documents unless those exhibits are specifically incorporated by reference. For a copy of these documents, you may contact us at the following address: ScanSoft, Inc., Investor Relations, 9 Centennial Drive, Peabody, Massachusetts 01960, (978) 977-2000.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy and information statements and other information with the SEC. You can inspect and copy these reports, proxy and information statements and other information concerning ScanSoft at the SEC's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room is available by calling the SEC at 1-800-SEC-0330. The SEC also maintains a site on the Web at www.sec.gov that contains reports, proxy and information statements and other information about us.


     This prospectus is part of a post-effective amendment on Form S-3 to a Registration Statement on Form S-1 that we filed with the SEC to register shares of our common stock. This prospectus does not contain all of the information contained in the Registration Statement. The Registration Statement together with its exhibits can be inspected and copied at the public reference facilities of the SEC referred to above.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the filing of this Registration Statement. All amounts, other than the SEC registration fee, are estimates and are subject to future contingencies.

SEC registration fee........................................  $  4,000
Blue Sky fees and expenses..................................     5,000
Printing and filing costs...................................   165,000
Legal fees and expenses.....................................   150,000
Accounting fees and expenses................................   180,000
Transfer Agent and Registrar Fees...........................    25,000
Miscellaneous expenses......................................   100,000
                                                              --------
          Total.............................................  $629,000
                                                              ========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Our Certificate of Incorporation eliminates the liability of our directors to us for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit director monetary liability for: (a) breaches of the director's duty of loyalty to us or our stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;
(c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. Such limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve us or our directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

     Our Bylaws provide that we shall indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether we would have the power to indemnify him or her against such liability under the General Corporation Law of Delaware. We currently have secured such insurance on behalf of our officers and directors.


     We have entered into agreements to indemnify our directors and officers, in addition to indemnification provided for in our Bylaws. Subject to certain conditions, these agreements, among other things, indemnify our directors and officers for certain expenses (including attorney's fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of ScanSoft, arising out of such person's services as a director or officer of our company, any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


  (a) EXHIBITS


  EXHIBIT
   NUMBER                              DESCRIPTION
  -------                              -----------
  2.1(1)       Agreement and Plan of Merger, dated December 2, 1998,
               between Visioneer, Inc., a Delaware corporation, and
               Registrant.
  2.2(2)       Agreement and Plan of Reorganization, dated January 15,
               2000, by and among Registrant, Scorpion Acquisitions
               Corporation, a Delaware corporation and a wholly-owned
               subsidiary of Registrant, and Caere Corporation, a Delaware corporation.
  2.3(3)       Asset Purchase Agreement, dated as of December 7, 2001, by and among the Registrant and Lernout & Hauspie Speech
               Products N.V., a corporation organized and existing under
               the laws of the Kingdom of Belgium, L&H Holdings USA, a
               Delaware corporation that is a wholly-owned subsidiary of
               L&H, and certain other parties.
  2.4(4)       Purchase Agreement, dated October 7, 2002, between
               Koninklijke Philips Electronics N.V. and the Registrant.
  2.5(4)       Amendment No. 1 to Purchase Agreement, dated as of December
               20, 2002, between Koninklijke Philips Electronics N.V. and the Registrant.
  2.6(4)       Amendment No. 2 to Purchase Agreement, dated as of January
               29, 2003, between Koninklijke Philips Electronics N.V. and the Registrant.
  2.7(5)       Agreement and Plan of Reorganization, dated as of April 23,
               2003, by and among the Registrant, Spiderman Acquisition
               Corporation and SpeechWorks International, Inc.
  4.1(6)       Specimen Common Stock Certificate.
  4.2(7)       Preferred Shares Rights Agreement, dated as of October 23,
               1996, between the Registrant and U.S. Stock Transfer
               Corporation, including the Certificate of Designation of
               Rights, Preferences and Privileges of Series A Participating
               Preferred Stock, the form of Rights Certificate and Summary of Rights attached thereto as Exhibits A, B and C,
               respectively.
  4.3(1)       Common Stock Purchase Warrant.
  4.4(1)       Registration Rights Agreement, dated March 2, 1999, between the Registrant and Xerox Corporation.
  4.5(4)       Registration Rights Agreement, dated December 12, 2001, as amended and restated on March 21, 2002, between the
               Registrant, Lernout & Hauspie Speech Products N.V., and
               certain other parties.
  4.6(4)       Share Purchase Agreement, dated as of December 13, 2001,
               between the Registrant and the State of Wisconsin Investment
               Board, as amended.
  4.7(4)       Registration Rights Agreement, dated December 28, 2001,
               between Registrant and Merrill Lynch, Pierce, Fenner & Smith
               Incorporated.
  4.8(4)       Share Purchase Agreement, dated as of April 12, 2002,
               between the Registrant and SF Capital Partners Ltd.
  5.1          Opinion of Counsel as to the validity of the Shares.
 23.1          Consent of Counsel (Included in Exhibit 5.1 above).

  EXHIBIT
   NUMBER                              DESCRIPTION
  -------                              -----------
 23.2          Consent of PricewaterhouseCoopers LLP.
 23.3          Consent of PricewaterhouseCoopers LLP.
 23.4          Consent of KPMG Accountants N.V.
 23.5          Consent of KPMG Accountants N.V.
 24.1#         Power of Attorney.


---------------

 #  Previously filed.


(1) Incorporated by reference from the Registrant's Registration Statement on Form S-4 (No. 333-70603) filed with the Commission on January 14, 1999.


(2) Incorporated by reference from the Registrant's Registration Statement on Form S-4 (No. 333-96487) filed with the Commission on February 9, 2000.

(3) Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on December 27, 2001.


(4) Incorporated by reference from the Registrant's Statement on Form S-1 (33-100647), as amended, filed with the Commission on October 21, 2002.



(5) Incorporated by reference from the Registrant's Registration Statement on Form S-4 (No. 333-106184) filed with the Commission on June 17, 2003.



(6) Incorporated by reference from the Registrant's Amendment No. 1 to Registration Statement of Form 8-A (No. 0-27038) filed with the Commission on December 6, 1995.



(7) Incorporated by reference from the Registrant's Current Report on Form 8-K dated October 31, 1996.


ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, as amended (the "Securities Act");


             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and



             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.



        provided, however, that the undertakings set forth in clauses (i) and
        (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.


     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, Registrant duly certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and has duly caused this Post-Effective Amendment No. 2 on Form S-3 to Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peabody, State of Massachusetts, on the 16th day of October, 2003.


                                          SCANSOFT, INC.


                                          By:      /s/ DAVID A. GERTH

                                            ------------------------------------

                                                       David A. Gerth

                                                  Chief Financial Officer
                                               (Principal Financial Officer)


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 on Form S-3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.



                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----
                        *                              Chairman of the Board, Chief      October 16, 2003
 ------------------------------------------------     Executive Officer and Director
                  Paul A. Ricci                        (Principal Executive Officer)


                /s/ DAVID A. GERTH                        Chief Financial Officer        October 16, 2003
 ------------------------------------------------      (Principal Financial Officer)
                  David A. Gerth


             /s/ GERALD C. KENT, JR.                 Vice President, Chief Accounting    October 16, 2003
 ------------------------------------------------    Officer and Controller (Principal
               Gerald C. Kent, Jr.                          Accounting Officer)


                 /s/ ROBERT FINCH                                Director                October 16, 2003
 ------------------------------------------------
                   Robert Finch


             /s/ JOHN C. FREKER, JR.                             Director                October 16, 2003
 ------------------------------------------------
               John C. Freker, Jr.


                        *                                        Director                October 16, 2003
 ------------------------------------------------
              Robert J. Frankenberg


                        *                                        Director                October 16, 2003
 ------------------------------------------------
               Katharine A. Martin


                        *                                        Director                October 16, 2003
 ------------------------------------------------
                  Mark B. Myers

                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----


             /s/ STUART R. PATTERSON                             Director                October 16, 2003
 ------------------------------------------------
               Stuart R. Patterson


                        *                                        Director                October 16, 2003
 ------------------------------------------------
                 Robert G. Teresi


 *By:            /s/ GERALD C. KENT, JR.
        -----------------------------------------
                   Gerald C. Kent, Jr.
                     Attorney-in-Fact

                                 EXHIBIT INDEX


  EXHIBIT
   NUMBER                              DESCRIPTION
  -------                              -----------
  2.1(1)       Agreement and Plan of Merger, dated December 2, 1998,
               between Visioneer, Inc., a Delaware corporation, and
               Registrant.
  2.2(2)       Agreement and Plan of Reorganization, dated January 15,
               2000, by and among Registrant, Scorpion Acquisitions
               Corporation, a Delaware corporation and a wholly-owned
               subsidiary of Registrant, and Caere Corporation, a Delaware corporation.
  2.3(3)       Asset Purchase Agreement, dated as of December 7, 2001, by and among the Registrant and Lernout & Hauspie Speech
               Products N.V., a corporation organized and existing under
               the laws of the Kingdom of Belgium, L&H Holdings USA, a
               Delaware corporation that is a wholly-owned subsidiary of
               L&H, and certain other parties.
  2.4(4)       Purchase Agreement, dated October 7, 2002, between
               Koninklijke Philips Electronics N.V. and the Registrant.
  2.5(4)       Amendment No. 1 to Purchase Agreement, dated as of December
               20, 2002, between Koninklijke Philips Electronics N.V. and the Registrant.
  2.6(4)       Amendment No. 2 to Purchase Agreement, dated as of January
               29, 2003, between Koninklijke Philips Electronics N.V. and the Registrant.
  2.7(5)       Agreement and Plan of Reorganization, dated as of April 23,
               2003, by and among the Registrant, Spiderman Acquisition
               Corporation and SpeechWorks International, Inc.
  4.1(6)       Specimen Common Stock Certificate.
  4.2(7)       Preferred Shares Rights Agreement, dated as of October 23,
               1996, between the Registrant and U.S. Stock Transfer
               Corporation, including the Certificate of Designation of
               Rights, Preferences and Privileges of Series A Participating
               Preferred Stock, the form of Rights Certificate and Summary of Rights attached thereto as Exhibits A, B and C,
               respectively.
  4.3(1)       Common Stock Purchase Warrant.
  4.4(1)       Registration Rights Agreement, dated March 2, 1999, between the Registrant and Xerox Corporation.
  4.5(4)       Registration Rights Agreement, dated December 12, 2001, as amended and restated on March 21, 2002, between the
               Registrant, Lernout & Hauspie Speech Products N.V., and
               certain other parties.
  4.6(4)       Share Purchase Agreement, dated as of December 13, 2001,
               between the Registrant and the State of Wisconsin Investment
               Board, as amended.
  4.7(4)       Registration Rights Agreement, dated December 28, 2001,
               between Registrant and Merrill Lynch, Pierce, Fenner & Smith
               Incorporated.
  4.8(4)       Share Purchase Agreement, dated as of April 12, 2002,
               between the Registrant and SF Capital Partners Ltd.
  5.1          Opinion of Counsel as to the validity of the Shares.
 23.1          Consent of Counsel (Included in Exhibit 5.1 above).
 23.2          Consent of PricewaterhouseCoopers LLP.
 23.3          Consent of PricewaterhouseCoopers LLP.
 23.4          Consent of KPMG Accountants N.V.
 23.5          Consent of KPMG Accountants N.V.
 24.1#         Power of Attorney.


---------------


  #  Previously filed.


 (1) Incorporated by reference from the Registrant's Registration Statement on Form S-4 (No. 333-70603) filed with the Commission on January 14, 1999.

 (2) Incorporated by reference from the Registrant's Registration Statement on Form S-4 (No. 333-96487) filed with the Commission on February 9, 2000.

 (3) Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on December 27, 2001.



 (4) Incorporated by reference from the Registrant's statement on Form S-1 (333-100647), as amended, filed with the Commission on October 21, 2002.



 (5) Incorporated by reference from the Registrant's Registration Statement on Form S-4 (No. 333-106184) filed with the Commission on June 17, 2003.


 (6) Incorporated by reference from the Registrant's Amendment No. 1 to Registration Statement of Form 8-A (No. 0-27038) filed with the Commission on December 6, 1995.


 (7) Incorporated by reference from the Registrant's current Report on Form 8-K dated October 31, 1996.